Exhibit 11

                             FLORIDA ROCK INDUSTRIES, INC.
	      COMPUTATION OF EARNINGS PER COMMON SHARE

                                THREE MONTHS ENDED       NINE MONTHS ENDED
                              	 JUNE 30,                 JUNE 30,
                                 2003          2002        2003       2002

Income before cumulative
 effect of accounting change  $22,971,000   19,355,000  51,667,000  47,917,000

Cumulative effect of accounting
 Change                                 -            -     333,000           -

Net income                    $22,971,000   19,355,000  52,000,000  47,917,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share            28,641,551   28,491,699  28,610,208  28,362,668

Shares issuable under
 stock options which are
 potentially dilutive             472,723      514,999     447,107     576,175

Shares used for diluted
 earnings per share            29,114,274   29,006,698  29,057,315  28,938,843

Earnings per share:
 Basic
  Income before cumulative effect
   of accounting change             $ .80          .68        1.81        1.69
  Cumulative effect of accounting
   change                               -            -         .01           -

 Net income                         $ .80          .68        1.82        1.69

 Diluted
  Income before cumulative effect of
   accounting change                $ .79          .67        1.78        1.66
  Cumulative effect of accounting
   change                               -            -         .01           -

 Net income                         $ .79          .67        1.79        1.66


The earnings per common share numbers for the third quarter of 2002 have been corrected here to remove a mathematical error in the computation of
the number of shares outstanding for the third quarter only.   Both the
basic and diluted numbers for shares outstanding for third quarter 2002 were overstated by 316,000 due to a utilization of only ninety days for
the quarter rather than ninety-one.   The error caused earnings per
share, both basic and diluted, to be understated by $.007 per share.
With rounding both basic and diluted EPS numbers increased $.01 per
share.   The nine months numbers were correct as originally reported.
Likewise the weighted average shares outstanding and earnings per common share for the year 2002 were correctly reported in the Company's 10-K for fiscal 2002.
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